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                                                                   Exhibit 10.8

                                ELDORADO BANK

                            EMPLOYMENT AGREEMENT



     THIS AGREEMENT ("Agreement") is made effective July 1, 1997 between ELDORADO BANK ("Bank"), having a principal place of business at 24012 Calle de la Plata, Suite 150, Laguna Hills, California 92653, and CATHERINE C. CLAMPITT, ("Employee"), whose residence is 200 Paris Lane, #316, Newport Beach, California 92663.

                                 WITNESSETH

     WHEREAS, Bank is a state bank duly organized, validly existing, and in good standing under the laws of the State of California, with power to own property and carry on its business as it is now being conducted;
     WHEREAS, Bank desires to continue to avail itself of the skill, knowledge and experience of Employee in order to insure the successful management of its business; and
     WHEREAS, the parties hereto desire to specify the terms of Employee's continued employment by Bank;
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, it is agreed that from and after July 1, 1997 (the "Effective Date"), the following terms and conditions shall apply to Employee's employment.

                                  AGREEMENT

A.   TERM OF EMPLOYMENT
     1. Term. The term of Employee's employment by Employer pursuant to this Agreement shall be for a period commencing on the date of this Agreement and terminating as follows:

(a) During the period December 1 through December 31 of each calendar year hereafter, commencing with calendar year 1997, either party may give written notice to the other party that this Agreement shall terminate on December 31 of the first calendar year following the calendar year in which such written notice is given; subject, however, to prior termination of this Agreement as permitted by law or as hereinafter provided.

(b) Where used herein, "Term" shall refer to the entire period of employment by Employee by Bank hereunder, whether for the period provided above, or whether terminated earlier.


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B.    DUTIES OF EMPLOYEE

      1. Duties. Subject to the powers by law vested in the Board of Directors of Bank, Employee shall perform the duties of Small Business Administration ("SBA") Department Manager of Bank, and such other duties as the Bank shall reasonably designate consistent with such position. In that capacity, Employee is primarily responsible for managing all facets of the SBA Loan Department, including but not limited to, marketing, packaging, closing and disbursements.

     During the Term, Employee shall perform the services herein contemplated to be performed by Employee faithfully, diligently and to the best of Employee's ability, consistent with the highest standard of the banking industry and in compliance with all applicable laws, Bank's Articles of Association and Bylaws and Bank's policies, as modified from time to time, and communicated to Employee.

     The precise services to be performed by Employee may be extended or curtailed, from time to time, at the discretion of the Chief Executive Officer of Bank, without resulting in a recission of this Agreement, provided such services shall at all times be of the nature customarily performed by the SBA Department Manager of a Bank and shall not require relocation to an office outside Orange County, California or to an office more than 25 miles from the Bank's executive offices.

     2. Conflicts of Interests. Except as permitted by the prior written consent of the Chief Executive Officer of Bank, Employee shall devote Employee's entire productive time, ability and attention to the business of Bank during the term and normal business hours, and Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any person, firm or corporation whether for compensation or otherwise, which are in conflict with Bank's interest.

C.   COMPENSATION

     1,   Base Salary. For Employee's services hereunder, Bank shall pay or cause to be paid as base salary to Employee not less than the amount of Four Thousand Nine Hundred Sixteen Dollars and Sixty-Eight Cents ($4,916.68) per month during the Term, beginning with the Effective Date. Said salary shall be paid in equal pro rata, semi-monthly installments in conformity with Bank's normal payroll period. Employee's base salary shall be subject to review annually with any increases to be at sole discretion of the Bank.

     2. Commissions. During the Term, Employee shall be entitled to commissions determined in accordance with the July 1, 1997 commission schedule attached as Exhibit "A" to this Agreement.

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   3. Equity. In the event any stock option, stock appreciation right, stock bonus, employee stock ownership or other plan or program is implemented under which senior officers of the Bank are eligible to receive stock options, stock appreciation rights, equity interests or other rights or similar benefits respecting the Bank or its parent company (an "Equity Plan"). Employee shall be considered for participation in any such Equity Plan on terms no less favorable than those made available generally to other senior officers of the Bank.

D. BENEFITS

   1. Vacation and Sick Pay. Employee shall be entitled to vacation and sick pay during the Term, in accordance with Bank's Personnel Policy. Vacation earned, but not taken, may be accumulated in accordance with Bank's Personnel Policy.

   2. Group Medical and Life Insurance Benefits. During the Term, Bank shall provide for medical, dental, vision, accident, disability and life insurance benefits to Employee in accordance with Bank's standard employee benefits.

   3. Automobile Expense Reimbursement. Employee shall maintain a log of automobile usage for business purposes and submit number of miles driven on an expense report, once each month, to be reimbursed at the current rate per mile in accordance with Bank policy.

   4. Automobile Telephone Reimbursement. Employee shall be reimbursed on a monthly basis for automobile telephone charges directly related to Bank business.

   5. Other Expenses. Employee shall be reimbursed for cellular phone charges directly related to Bank's business and for all costs of maintaining a fax machine at Employee's home. Employee shall also be reimbursed for travel, entertainment and other reasonable business expenses incurred in connection with the performance of her duties, subject to the Bank's expense reimbursement policy and the presentation of reasonable documentation for such expenses in accordance with IRS guidelines.

E. TERMINATION
   1. Termination by the Board of Directors. Employee is an officer of Bank, appointed by the Board of Directors. Under this Agreement, Employee serves at the pleasure of the Board of Directors and is subject to dismissal by the Board at any time, without further obligation or liability to Employee, other than as provided herein.

   In the event Bank elects to dismiss Employee without cause and terminate this Agreement, upon Employee's execution and delivery to Bank of an original Waiver and Release Agreement (attached as exhibit "B" hereto), and not more than ten (10) days after the later of the termination of Employee's employment in accordance with this Section E.1. and the date Bank received the Waiver and Release Agreement, Employee shall be entitled to a severance payment equal to twelve (12) months pay in an amount equal to her gross compensation, inclusive of

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bonus and commissions, for the prior twelve (12) months and such other sums as are provided for under Section E.5.

    In the event the Bank elects to dismiss Employee for cause, Employee shall not be entitled to receive compensation or other benefits for any period after termination for cause. For the purposes of this Agreement, "Cause" shall mean Employee (i) has been adjudged guilty of a felony or a misdemeanor involving moral turpitude by a court of competent jurisdiction;
(ii) has committed any act which would cause termination of coverage under the Bank's Banker's Blanket Bond as to Employee (as distinguished from termination of coverage as to the Bank as a whole); (iii) was involved in criminal misfeasance or willful misconduct in the performance of her duties; or (iv) has intentionally breached this Agreement or Bank's Code of Ethics, as communicated generally to the Bank's employee in writing.

    2. Action by Supervisory Authority. This Agreement shall terminate immediately without further liability or obligation to Employee or Bank:

         (a) If Bank is closed or taken over by the State Banking Department or other supervisory authority, including the Federal Reserve Board; or

         (b) If such supervisory authority should exercise its cease and desist powers to remove Employee from office.

    3. Merger or Transfer of Assets. This Agreement shall not be terminated due to: (a) a merger where Bank is not the surviving corporation; (b) a consolidation; or (c) a transfer of all or substantially all of the assets of Bank.

    4. Termination by Employee. Employee may terminate her employment with Bank, and this Agreement, upon sixty (60) days written notice of termination to Bank.

    5. Effect of Termination. In the event of the termination of Employee or this Agreement prior to the completion of the Term for any of the reasons specified in this Paragraph E, Employee shall be entitled to the salary earned by Employee prior to the Effective Date of Termination, as determined by the Chief Executive Officer of Bank, computed pro rata up to and including that date, and accrued but unused vacation time (to the extent accumulated in accordance with Paragraph D.I.) Employee shall be entitled to no further compensation for services rendered after the Effective Date of Termination other than pursuant to Paragraphs E.1. and E.6. Employee shall receive commissions for SBA loans submitted by Bank to the SBA and/or approved by the Bank for submission to the SBA prior to the Effective Date of Termination. Such commissions will be paid as previously outlined in Paragraph C.2.

    6. Change in Control Compensation. In the event (a) a Change of Control has occurred, Good Reason exists and Employee gives written notice to the Bank within one-hundred eighty (180) days after the occurrence of such Good Reason that Employee is terminating her employment with the Bank for Good Reason, and provided the Employee has delivered to Bank


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a Waiver and Release Agreement (attached as exhibit "B" hereto), Employee shall be entitled to a severance payment equal to twelve (12) months pay in an amount equal to her gross compensation, inclusive bonus and commissions, for the prior twelve (12) months and such other sums as are provided for under Section E.5. The Severance Payment will be paid not more than ten (10) days after the later of the termination of Employee's employment in accordance with this paragraph 6 and the date Bank receives the Waiver and Release Agreement. Each Change of Control shall give Employee a separate right to give the notice set forth in the first sentence of this paragraph 6.

     "Change of Control" shall mean (i) any transaction or series of related transactions as a result of which Commerce Security Bancorp, Inc. or Bank does not immediately thereafter own at least fifty percent (50%) of the combined voting power of the outstanding securities of the Bank; (ii) a sale of all or substantially all of the assets of the Bank to an entity of which less than fifty percent (50%) of the combined voting power of the outstanding securities are owned by Commerce Security Bancorp, Inc. or Bank; (iii) any consolidation or merger of Commerce Security Bancorp, Inc. or Bank, as a result of which consolidation or merger the shareholders of Commerce Security Bancorp, Inc. or Bank immediately prior thereto own less than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving or resulting entity immediately thereafter; or (iv) a sale by shareholders of fifty percent (50%) of the combined voting power of the outstanding securities of the Bank or Commerce Security Bancorp, Inc.

     "Good Reason" shall mean the occurrence of Employee (i) being delegated or assigned duties by the Board of Directors ("Board") or the Chief Executive Officer of Bank which are materially inconsistent with the position and status of SBA Department Manager of Bank, (ii) having had removed by the Board or the Chief Executive Officer of Bank such authority, responsibility and resources which are necessary to carry out the duties of SBA Department Manager of Bank, (iii) having a substantial and adverse alteration in the nature, status, or prestige of Employee's responsibilities due to the action of the Board or the Chief Executive Officer of Bank, which is verifiable by tangible evidence, including any material increase in Employee's work requirements, or material decrease in staff or resources allocated to the SBA Department (except decreases resulting from general economic conditions or governmental action affecting demand for SBA loans generally); (iv) being relocated to an office more than twenty-five (25) miles from the Bank's executive offices or outside of Orange County, California.

F.    GENERAL PROVISION

      1. Trade Secrets and Confidentiality. Employee will have access to and become acquainted with what Employee and bank acknowledge are trade secrets, to wit, knowledge or


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data concerning Bank, including its operations, it business, its customers, and its customers' financial condition, their financial needs, and methods of doing business. Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, except as required in the course of Employee's employment with Bank.

    Employee understands and agrees (a) that she will maintain all proprietary and confidential information of the Bank as proprietary and confidential at all times during and after her employment, (b) that she will not disclose or communicate such information to any third party or make use of it on her own behalf or on behalf of any third party, and (c) upon her termination, that she will deliver all tangible forms or media which she may have containing such information to the Bank. For purposes of this paragraph F.1., "information" includes trade secrets, records, practices, letters, plans, drawings, computer programs and data, technical data, financial and any other business data the disclosure of which might reasonably be considered contrary to the interest of the Bank.

    2. Covenant Not to Interfere. Employee hereby covenants and agrees that she will not now, or for a period of one (1) year after termination, solicit employees of the Bank for employment by herself of any other person. After termination of employment, Employee is not, however, restricted from being employed by or engaged in a competing business.

    3. Return of Documents. Employee expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Employee during her employment with Bank are solely the property of Bank, and that Employee has no right, title or interest therein. Upon termination of Employee's employment, Employee or Employee's representative shall promptly deliver possession of all of said property to Bank in good condition.

    4. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the party at the address appearing at the beginning of this Agreement. Either party may change its/her address by written notice in accordance with this paragraph.

    5. Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

    6. IRC Provisions. Notwithstanding anything in this Agreement to the contrary, if any portion of the payment pursuant to paragraphs E.1 and E.6., combined with any other payments or benefits, is either non-deductible or subject to an excise tax under Internal Revenue Code Sections 280G or 4999, respectively, the payment shall be reduced to the extent necessary to make such sections inapplicable.


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     7. Mitigation. Employee shall have no obligation to mitigate damages based upon Employee's termination pursuant to paragraphs E.1. and E.6. above, and any payment shall not be reduced as a result of Employee obtaining other employment within twelve (12) months of Employee's termination.

     8. Applicable Law. Except to the extent governed by the laws of the United States, this Agreement is to be governed by and construed under the laws of the State of California.

     9. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     10. Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion should not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

     11. Entire Agreement. This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Bank. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Chief Executive Officer of the Bank and Employee.

     12. Arbitration. If any dispute, controversy or claim arises out of or relates to this contract, the parties agree first to try to settle the dispute by mediation under the Rules of Judicial Arbitration & Mediation Services (JAMS) before resorting to arbitration. Thereafter, any dispute, controversy or claim not resolved by mediation shall be settled by binding arbitration in accordance with the Rules of JAMS, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

          (a) The arbitrator shall determine which is the prevailing party and shall include in the award that party's actual attorneys' fees and costs.
          (b) As soon as practicable after selection of the arbitrator, the arbitrator or his or her designated representatives shall determine a reasonable estimate of anticipated fees and costs of the arbitrator, and render a statement to each party setting forth that party's pro rata share of said fees and costs. Thereafter, each party shall, within ten (10) days of receipt of said statement, deposit said sum with arbitrator. Failure of any party to make such a deposit shall result in a forfeiture


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          by the non-depositing party of the right to prosecute or defend the claim which is the subject of the arbitration, but shall not otherwise serve to abate, stay or suspend the arbitration proceedings.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ELDORADO BANK                            CATHERINE C. CLAMPITT

By: /s/                                  By: /s/ Catherine C. Clampitt
    -------------------------                --------------------------------

Date: November 10, 1997                  Date: 11/1/97
      -----------------------                  ------------------------------


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                                    EXHIBIT A

                                  ELDORADO BANK
                   SBA DEPARTMENT MANAGER COMMISSION STRUCTURE
                             Effective July 1, 1997


Commissions on SBA 7a loans are on a 75% guarantee or greater equivalent basis. (Example: $1,000,000 loan at 60% guarantee - the guaranteed portion, or $600,000, is divided by 75% to arrive at an equivalent loan amount of $800,000.) SBA Loan Commissions are paid semi-monthly, through the payroll process, after the SBA loan has been booked and is fully funded.

SBA 7a COMMISSION STRUCTURE

     - 1% commission for all indexed loans based on 1% or more over the Wall Street Journal prime rate.

     -  1/2% commission for all loans that are at prime to 3/4% over prime.

     - 3/4% commission for all loans with "cap" terms and an interest rate of at least prime + 1%.

     - If a loan is referred by another bank employee, the commission is reduced by 1/4 point (25 basis points).

     - loans handled by other SBA officers, which have been referred by the department manager, generate a commission of 30 basis points to the department manager.

     - all other 7a loans produced by the SBA Department generate a commission of 20 basis points to the department manager.

504 LOANS COMMISSION STRUCTURE

In this case, there will be a first and second trust deed. The first will be sold off for par or premium and Eldorado Bank will charge fees. The department manager's commission is based on the total premium and fees collected by Eldorado Bank, less the SBA fee of 50 basis points and other waived "out of pocket" fees.

     - When the total premium and fees collected net 300 basis points or more and the department manager referred the loan, the department manager receives a commission of 50% of the total premium and fees collected plus an additional 20%, as the department manager.

  - When the total premium and fees collected nets less the 300 basis points, Eldorado Bank always receives 90 basis points and, if the department manager referred the loan, 50% of the remainder is paid to the department manager as the referring employee and 20% as the department manager.

  - In either case, if the department manager is not the referring employee, a 20% commission is paid to the department manager, as outlined above.

The negotiated program with the secondary market source for 504 loans includes a bonus payable at the end of the year when certain dollar targets are met. In this case, the department manager receives 20% of the bonus.


COMMISSIONS ON LOANS REFERRED TO OTHER FINANCIAL INSTITUTIONS

There will be times when a loan, of any type, is brought into Eldorado Bank by the SBA Department and is declined by the Bank. The SBA Department may elect to refer this loan to another lending institution for funding and the lending institution will generally pay a referral fee.

If the department manager is the referring employee, the department manager receives 40% of what is collected as the referring employee and 10% as the department manager. If the department manager is not the referring employee, the department manager receives 10% of what is collected.

                                   EXHIBIT B
                         WAIVER AND RELEASE AGREEMENT

    This Waiver and Release Agreement (the "Waiver Agreement") is entered into by and among Catherine C. Clampitt ("Employee"), Eldorado Bank ("Bank"), Commerce Security Bancorp, Inc., a California corporation, and their officers, directors, employees, agents, affiliates and subsidiaries (collectively, the "Company"). Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as hereafter defined).

                                   RECITALS

    A. Employee and Bank have entered into an Employment Agreement effective July 1, 1997 (the "Agreement").

    B. A condition precedent to certain of Company's obligations under the Agreement is the execution of this Waiver Agreement.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree and covenant as follows:

                                   RELEASE

    In consideration for the execution of the Agreement, and the agreements set forth therein, Employee agrees unconditionally and forever to release and discharge the Company and its affiliated business entities, their respective officers, directors, employees, representatives, attorneys, agents and assigns from any and all claims, actions, causes of action, demands, rights or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to Employee's employment with, or separation from, the Company on or before the date of execution of this Waiver Agreement.

    This release specifically includes, but is not limited to, any claims for discrimination and/or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, age claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, the California Labor Code, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Racketeer Influenced and Corrupt Organizations Act, the Financial Reform Recovery and Enforcement Act of 1989, and/or Section 1981 of Title 42 of the United States Code.

    Employee further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.

                          REPRESENTATIONS OF EMPLOYEE

    Employee represents and agrees that, prior to the execution of this Waiver Agreement, Employee has had the opportunity to discuss the terms of this Waiver Agreement with legal counsel of Employee's choosing.

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     Employee affirms that no promise or inducement was made to cause
Employee to enter into this Waiver Agreement other than the execution of the Agreement and the inducements provided therein. Employee further confirms that Employee has not relied upon any other statement or representation by anyone other than what is in this Waiver Agreement as a basis for Employee's agreement.

                               MISCELLANEOUS

     Except for the Agreement, this Waiver Agreement sets forth the entire agreement between Employee and the Company, and shall be binding upon both party's heirs, representatives and successors. This Waiver Agreement shall be construed under the laws of the State of California, both procedurally and substantively. Any and all disputes or claims arising out of, or in any way related to, Employee's employment with, or separation from, the Company, as well as any and all disputes or claims arising out of, or in any related to, this Waiver Agreement, including, without limitation, fraud in the inducement of this Waiver Agreement, or relating to the general validity or enforceability of this Waiver Agreement, shall be submitted to final and binding arbitration before an arbitrator of the American Arbitration Association in Orange County, in accordance with the rules of that body, and the prevailing party shall be entitled to reasonable costs and attorneys' fees. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If any portion of this Waiver Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining paragraphs or subparagraphs of this Waiver Agreement.

     Employee acknowledges that Employee has been advised that Employee has twenty-one (21) days to consider this settlement, and that Employee was informed that Employee has the right to consult with counsel regarding this Waiver Agreement. To the extent Employee has taken less than twenty-one (21) days to consider this Waiver Agreement, Employee acknowledges that Employee has had sufficient time to consider the Waiver Agreement and to consult with counsel, and that Employee does not desire additional time.

     This Waiver Agreement is revocable by Employee for a period of seven (7) days following Employee's execution of this Waiver Agreement. The revocation by Employee of this Waiver Agreement must be in writing, must specifically revoke this Waiver Agreement and must be received by the Company prior to the eight (8th) day following the execution of this Waiver Agreement by Employee. This Waiver Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following Employee's execution of the Waiver Agreement.

     The undersigned agrees to the terms of this Waiver Agreement and voluntarily enters into it with the intent to be bound hereby.

Dated: ____________________, 199___       ____________________________________
                                          CATHERINE C. CLAMPITT


Dated: ____________________, 199___       ELDORADO BANK
                                          By:    _____________________________
                                          Name:  _____________________________
                                          Title: _____________________________


Dated: ____________________, 199___       COMMERCE SECURITY BANCORP, INC.
                                          By:    _____________________________
                                          Name:  _____________________________
                                          Title: _____________________________


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